Exhibit 99.1
Atmel Reports Third Quarter 2007 Financial Results
Achieves Record Microcontroller and AVR ® Revenues
SAN JOSE, CA, October 30, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced its financial results for the quarter ended September 30, 2007.
Revenues for the third quarter ended September 30, 2007 were $418.1 million, a 3.4% increase compared to the $404.2 million for the second quarter of 2007 and a 3.2% decrease compared to the $431.7 million for the third quarter ended September 30, 2006. Gross profit, as a percent of revenue, rose to 35.6% for the third quarter of 2007, an increase of 60 basis points from the prior quarter and a 50 basis points improvement from the same period last year.
Operating profit was $25.4 million for the third quarter, or 6.1 percent of revenue, and included non-recurring charges of $1.5 million for restructuring, impairment and grant repayments. This was an increase of $18.3 million from the prior quarter and a decline of $0.7 million from the year-ago quarter.
Net income for the third quarter of 2007 totaled $16.6 million or $0.03 per diluted share. This compares to net income of $0.7 million or $0.00 per diluted share for the second quarter of 2007 and net income of $124.3 million or $0.25 per diluted share for the year-ago quarter, which included income and gain from discontinued operations of $102 million or $0.21 per diluted share. Income tax provision of $10.1 million for the third quarter was primarily due to statutory taxes at our foreign subsidiaries. Stock-based compensation expense was $4.9 million for the third quarter.
Total cash (cash and cash equivalents plus short-term investments) was $251 million at the end of the third quarter, a decrease of $225 million from the end of the prior quarter. During the third quarter of 2007, the Company used $250 million to repurchase shares of its common stock under an accelerated stock repurchase program and reduced its debt (current and long-term) $20 million from the prior quarter. Cash flow from operations totaled approximately $46 million in the third quarter.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

The Company’s effective average exchange rate in the third quarter of 2007 was approximately $1.36 to the euro, compared to $1.35 to the euro in the second quarter of 2007 and $1.28 to the euro in the year-ago period. A $0.01 increase in the dollar/euro exchange rate reduces operating income by approximately $1 million each quarter.
Accelerated Stock Repurchase Program Update
On August 27, 2007, Atmel announced that its Board of Directors approved a stock repurchase program under which the Company has repurchased $250 million of its common stock. As of this date, an initial 43.4 million shares have been delivered to Atmel, and under this program the Company may receive additional shares during a period of up to four months from September 20, 2007.
The purchases under this program and actual number of shares remaining to be purchased depend on a variety of factors including the market price of the Company’s common stock, regulatory and contractual requirements and other market factors during a period of up to four months from September 20, 2007.
Third Quarter 2007 and Recent Highlights
•	Announced Sale of Manufacturing Facility in North Tyneside, U.K.

•	Announced $250 Million Accelerated Share Repurchase Program

•	Sold Network Storage Products Group to MoSys, Inc.

•	Expanded Board of Directors from Six to Eight Members

•	ARM-based AT91CAP Voted One of China’s Top Five MCUs

•	Expanded AVR picoPower Product Offerings with Four New 32-pin MCUs

•	Latest LIN System Basis Chip Family Members Continue Industry’s Best EMC Performance
“We are pleased to have exceeded the upper end of our revenue guidance due to strong demand for our products in all geographies,” said Steven Laub, Atmel’s President and Chief Executive Officer. “Record Microcontroller revenues were driven by our proprietary AVR® Flash-based MCUs and ARM® products. In addition, as our recent announcements have indicated, we are delivering on our strategic restructuring initiatives as we continue to refocus business operations for profitable growth.”
Business Outlook
The Company anticipates revenues for the fourth quarter will be flat to up 2% on a sequential basis.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the third quarter financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 19444605 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the October 30, 2007 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 19444605.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring initiatives, accelerated share repurchase program, markets for our products and fourth quarter business outlook. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the inability to realize the anticipated benefits of our restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, the market price of our common stock, the terms of the accelerated share repurchase program and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007 and our subsequent Form 10-Q reports.
Contact: Robert Pursel, Director of Investor Relations, (408) 487-2677
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Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	December 31,
	2007	2007	2006
Current assets
Cash and cash equivalents	$199,080	$417,809	$410,480
Short-term investments	52,146	58,279	56,264
Accounts receivable, net	226,317	224,656	227,031
Inventories	348,793	361,646	339,799
Other current assets	75,882	80,788	118,965

Total current assets	902,218	1,143,178	1,152,539
Fixed assets, net	582,872	495,408	514,349
Non-current assets held for sale	—	90,774	123,797
Intangible and other assets, net	21,036	23,691	27,854

Total assets	$1,506,126	$1,753,051	$1,818,539

Current liabilities
Current portion of long-term debt	$83,755	$68,258	$108,651
Trade accounts payable	115,364	131,641	145,079
Accrued and other liabilities	241,987	186,188	231,237
Current liabilities related to assets held for sale	—	60,659	63,553
Deferred income on shipments to distributors	18,628	17,601	18,856

Total current liabilities	459,734	464,347	567,376

Long-term debt less current portion	22,062	57,451	60,333
Other long-term liabilities	222,389	223,475	236,936

Total liabilities	704,185	745,273	864,645

Stockholders’ equity	801,941	1,007,778	953,894

Total liabilities and stockholders’ equity	$1,506,126	$1,753,051	$1,818,539

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006
Net revenues	$418,097	$404,247	$431,734	$1,213,657	$1,262,006

Operating expenses
Cost of revenues	269,063	262,605	280,176	783,044	845,038
Research and development	63,609	69,266	75,181	200,174	217,892
Selling, general and administrative	58,518	67,881	50,206	184,458	149,881
Charges for grant repayments	1,189	—	—	1,189	—
Restructuring charges (credits)	1,386	(2,640)	—	528	151
Asset impairment charges (credits)	(1,057)	—	—	(1,057)	—

Total operating expenses	392,708	397,112	405,563	1,168,336	1,212,962

Income from operations	25,389	7,135	26,171	45,321	49,044

Interest and other income (expense), net	1,299	610	1,692	2,888	(5,571)

Income from continuing operations before income taxes	26,688	7,745	27,863	48,209	43,473
Provision for income taxes	(10,135)	(7,067)	(5,603)	(2,038)	(19,516)

Income from continuing operations	16,553	678	22,260	46,171	23,957

Income from discontinued operations, net of taxes	—	—	1,679	—	12,969
Gain on sale of discontinued operations, net of taxes	—	—	100,332	—	100,332

Net income	$16,553	$678	$124,271	$46,171	$137,258

Basic net income per share:
Income from continuing operations	$0.03	$0.00	$0.04	$0.09	$0.05
Income from discontinued operations, net of income taxes	—	—	0.00	—	0.02
Gain on sale of discontinued operations, net of income taxes	—	—	0.21	—	0.21

Net income	$0.03	$0.00	$0.25	$0.09	$0.28

Weighted-average shares used in basic net income per share calculations	485,540	488,916	488,303	487,731	486,935

Diluted net income per share:
Income from continuing operations	$0.03	$0.00	$0.04	$0.09	$0.05
Income from discontinued operations, net of income taxes	—	—	0.00	—	0.02
Gain on sale of discontinued operations, net of income taxes	—	—	0.21	—	0.21

Net income	$0.03	$0.00	$0.25	$0.09	$0.28

Weighted-average shares used in diluted net income per share calculations	489,791	494,244	494,066	492,747	492,698